Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Announces Promotion of Benjamin Del Tito Jr., Ph.D. to Executive Vice

President, Regulatory Affairs and Project Management

MALVERN, PA, (March 29, 2010) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that Dr. Benjamin Del Tito, Jr. has been promoted to Executive Vice President, Regulatory Affairs and Project Management. Dr. Del Tito will report to Armando Anido, Chief Executive Officer and President of Auxilium in this role.

Dr. Del Tito possesses more than twenty years of experience in both large pharmaceutical and small to mid-sized biotechnology companies specializing in a range of products from protein therapeutics to vaccines to diagnostics. His career has focused on the areas of analytical development, quality control, pre-clinical assay development and validation, quality assurance, and regulatory affairs. He is knowledgeable in global drug development (Phase I-IV), IND, IMPD, NDA and BLA submissions, regulatory interactions, and regulatory inspections for both the U.S. and Europe. He has extensive experience in building teams of development and quality professionals for phases of drug development including early development, clinical manufacturing, licensure and commercial manufacturing.

Dr. Del Tito has been employed at Auxilium since October 2005 and most recently served as the Senior Vice President, Quality and Regulatory Affairs, where he oversaw the Quality Control, Quality Assurance and Regulatory Affairs departments. Prior to Auxilium, Dr. Del Tito served as Vice President, Analytical and QC Operations at Neose Technologies, Inc., a biotech company that develops second generation therapeutic proteins using proprietary enzymatic technology for post expression modifications. Prior to Neose, Dr. Del Tito served as Senior Director, QC Operations at MedImmune Vaccines, Inc. (formerly Aviron, Inc.) a wholly owned subsidiary of MedImmune, Inc. (now part of Astra Zeneca), a biopharmaceutical company with several commercial products for infectious diseases. Prior to joining MedImmune, Dr. Del Tito was director of biotechnology and microbiology at AAI, Inc. He has also held positions at North American Vaccine, Inc., SmithKline Beecham Pharmaceuticals (now GlaxoSmithKline), and Centocor, Inc.

Dr. Del Tito earned a B.A. in Biology from Millersville University, an M.S. in Biochemistry from Western Kentucky University and a Ph.D. in Molecular Biology from Lehigh University.

“Ben played an instrumental role in the submission of XIAFLEX™ for Dupuytren’s contracture to the U.S. Food and Drug Administration and its approval,” said Armando Anido, Chief Executive Officer and President of Auxilium. “I am looking forward to Ben bringing his leadership and technical skills to this newly created position.”

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets XIAFLEX™ (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism. Auxilium has four projects in clinical development. XIAFLEX is in phase IIb of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding Dr. Del Tito’s contribution to the Company; products in development for Peyronie’s disease, Frozen Shoulder syndrome, overactive bladder, pain, hormone replacement and urologic disease; and all other statements containing projections, statements of future performance or expectations, our beliefs or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Forward-looking statements can generally be identified by words such as “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and other words and terms of similar meaning in connection with any discussion of projections, future performance or expectations, beliefs, plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, decisions by regulatory authorities as to whether and when to approve drug applications, and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.Auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide Auxilium’s expectations, plans or forecasts of future events and views as of the date of this release. Auxilium anticipates that subsequent events and developments will cause Auxilium’s assessments to change. However, while Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Auxilium’s assessments as of any date subsequent to the date of this release.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

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